Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) April 15, 2025
FIRST QUARTER 2025 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “With net income of $4.1 billion we delivered a strong quarter, marked by continued momentum, positive operating leverage and improved returns in each of our five businesses. Services recorded its best first quarter revenue in a decade. Markets had a good first quarter with revenue up 12% driven by strong client activity and monetization. Banking was up 12% with M&A revenue nearly double from what it was last year. Wealth revenues increased 24% with progress across all three client segments. USPB was up 2%, driven mainly by growth in Branded Cards, and also saw improved returns. We returned $2.8 billion in capital to our shareholders including $1.75 billion of buybacks as part of our $20 billion plan.

“From quarter to quarter, we are building on our track record of progress. We remain intently focused on executing our strategy, which is based on a diversified business mix and will perform in a wide variety of macro scenarios. When all is said and done, and long-standing trade imbalances and other structural shifts are behind us, the U.S. will still be the world’s leading economy, and the dollar will remain the reserve currency. The deep knowledge and breadth of capabilities we bring to the many markets where we operate are a point of distinction as we continue to help our clients navigate an uncertain environment,” Ms. Fraser concluded.

RETURNED ~$2.8 BILLION IN THE FORM OF COMMON DIVIDENDS AND SHARE REPURCHASES

PAYOUT RATIO OF 74%(3)

BOOK VALUE PER SHARE OF $103.90

TANGIBLE BOOK VALUE PER SHARE OF $91.52(4)

New York, April 15, 2025 – Citigroup Inc. today reported net income for the first quarter 2025 of $4.1 billion, or $1.96 per diluted share, on revenues of $21.6 billion. This compares to net income of $3.4 billion, or $1.58 per diluted share, on revenues of $21.0 billion for the first quarter 2024.

Revenues increased 3%(5) from the prior-year period, on a reported basis, driven by growth in each of Citi’s five interconnected businesses, largely offset by a decline in All Other.  Excluding divestiture-related impacts in both periods(6), revenues were also up 3%.

Net income was $4.1 billion, compared to $3.4 billion in the prior-year period, driven by lower expenses and the higher revenues, partially offset by higher cost of credit.

Earnings per share of $1.96 increased from $1.58 per diluted share in the prior-year period, reflecting the higher net income and lower shares outstanding.

Percentage comparisons throughout this press release are calculated for the first quarter 2025 versus the first quarter 2024, unless otherwise specified.

First Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	1Q'25	4Q'24	1Q’24	QoQ%	YoY%

Total revenues, net of interest expense	21,596	19,465	21,016	11%	3%

Total operating expenses	13,425	13,070	14,107	3%	(5)%

Net credit losses	2,459	2,242	2,303	10%	7%
Net ACL build / (release)(a)	210	203	21	3%	NM
Other provisions(b)	54	148	41	(64)%	32%
Total cost of credit	2,723	2,593	2,365	5%	15%

Income (loss) from continuing operations before taxes	5,448	3,802	4,544	43%	20%
Provision for income taxes	1,340	912	1,136	47%	18%
Income (loss) from continuing operations	4,108	2,890	3,408	42%	21%
Income (loss) from discontinued operations, net of taxes	(1)	-	(1)	NM	-
Net income attributable to non-controlling interest	43	34	36	26%	19%
Citigroup’s net income (loss)	$4,064	$2,856	$3,371	42%	21%

EOP loans ($B)	702	694	675	1%	4%
EOP assets ($B)	2,572	2,353	2,433	9%	6%
EOP deposits ($B)	1,316	1,284	1,307	2%	1%

Book value per share	$103.90	$101.62	$99.08	2%	5%
Tangible book value per share(4)	$91.52	$89.34	$86.67	2%	6%
Common Equity Tier 1 (CET1) Capital ratio(2)	13.4%	13.6%	13.5%
Supplementary Leverage ratio (SLR)(2)	5.8%	5.8%	5.8%
Return on average common equity (ROCE)	8.0%	5.4%	6.6%
Return on average tangible common equity (RoTCE)(1)	9.1%	6.1%	7.6%	300 bps	150 bps

Note: Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the first quarter 2025, for all periods presented (see Footnote 8). Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $21.6 billion in the first quarter 2025 increased 3%(5), on a reported basis, driven by growth in each of Citi’s businesses, largely offset by a decline in All Other. Excluding the divestiture-related impacts in both periods(6), revenues were also up 3%. Net interest income increased 4%, driven by U.S. Personal Banking (USPB), Markets, Wealth and Services, largely offset by declines in All Other and Banking. Non-interest revenue increased 1%, driven by Markets, Banking and Wealth, offset by declines in All Other, USPB and Services.

Citigroup operating expenses of $13.4 billion were down 5% on a reported basis, driven by a smaller FDIC special assessment, the absence of a restructuring charge and lower compensation expenses. The lower compensation expenses included a favorable FX impact, productivity savings related to Citi’s organizational simplification, stranded cost reduction and lower severance. These drivers were partially offset by increases in technology and communications, professional fees related to Transformation, as well as advertising and marketing expenses. Excluding the FDIC special assessment and divestiture-related impacts in both periods(7), expenses were down 3%.

Citigroup cost of credit of $2.7 billion increased 15%, driven by a higher net build in the allowance for credit losses (ACL) related to deterioration in the macroeconomic outlook in the current quarter relative to the prior-year period, and higher net credit losses in the card portfolios in USPB.

Citigroup net income was $4.1 billion in the first quarter 2025, compared to net income of $3.4 billion in the prior-year period, driven by the lower expenses and the higher revenues, partially offset by the higher cost of credit. Citigroup’s effective tax rate of approximately 25% in the current quarter was largely unchanged from the first quarter 2024.

Citigroup’s total allowance for credit losses was approximately $22.8 billion at quarter end, compared to $21.8 billion at the end of the prior-year period. Total ACL on loans was approximately $18.7 billion at quarter end, compared to $18.3 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.70%, down from 2.75% in the prior-year period. Total non-accrual loans decreased 2% from the prior-year period to $2.7 billion. Corporate non-accrual loans decreased 8% from the prior-year period to $1.4 billion. Consumer non-accrual loans increased 4% from the prior-year period to $1.3 billion.

Citigroup’s end-of-period loans were $702.1 billion at quarter end, up 4% versus the prior-year period, driven by higher loans in Services and Markets, and growth in Retail Banking and Branded Cards in USPB, partially offset by lower loans in Banking.

Citigroup’s end-of-period deposits were approximately $1.3 trillion at quarter end, up 1% versus the prior-year period, driven by an increase in Services, largely offset by lower deposits in Wealth, All Other and Markets.

Citigroup’s book value per share of $103.90 at quarter end increased 5% versus the prior-year period, and tangible book value per share of $91.52 at quarter end increased 6% versus the prior-year period. The increases reflected higher net income, common share repurchases and beneficial net movements in accumulated other comprehensive income (AOCI), partially offset by the payment of common and preferred dividends. At quarter end, Citigroup’s preliminary CET1 Capital ratio was 13.4% versus 13.6% at the end of the prior quarter, driven by the payment of common and preferred dividends as well as common share repurchases, higher risk-weighted assets and higher deferred tax assets, largely offset by net income and beneficial net movements in AOCI. Citigroup’s Supplementary Leverage ratio for the first quarter 2025 was 5.8%, unchanged from the prior quarter. During the quarter, Citigroup returned a total of approximately $2.8 billion to common shareholders in the form of dividends and share repurchases.

Services ($ in millions, except as otherwise noted)	1Q’25	4Q’24	1Q’24	QoQ%	YoY%

Net interest income	2,865	2,840	2,723	1%	5%
Non-interest revenue	775	1,095	790	(29)%	(2)%
Treasury and Trade Solutions	3,640	3,935	3,513	(7)%	4%
Net interest income	633	606	594	4%	7%
Non-interest revenue	616	624	656	(1)%	(6)%
Securities Services	1,249	1,230	1,250	2%	-
Total Services revenues(a)	4,889	5,165	4,763	(5)%	3%

Total operating expenses	2,584	2,601	2,663	(1)%	(3)%

Net credit losses	6	28	6	(79)%	-
Net ACL build / (release)(b)	18	(75)	46	NM	(61)%
Other provisions(c)	27	159	12	(83)%	125%
Total cost of credit	51	112	64	(54)%	(20)%

Net income	$1,595	$1,871	$1,490	(15)%	7%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(d)	25	25	25	(1)%	(1)%
RoTCE(d)	26.2%	29.9%	24.1%	(370) bps	210 bps
Average loans	87	87	82	-	6%
Average deposits	826	839	808	(2)%	2%
Cross border transaction value	95	101	91	(6)%	5%
US dollar clearing volume (#MM)(e)	43	44	40	(3)%	8%
Commercial card spend volume	17	17	17	(1)%	2%
Assets under custody and/or administration (AUC/AUA) ($T)(f)	26	25	24	3%	9%

Note:  Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the first quarter of 2025, for all periods presented (see Footnote 8). Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Services includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and for HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE to Citi's total average TCE and Citi's total average stockholders' equity.

(e) U.S. dollar clearing volume is defined as the number of USD clearing payment instructions processed by Citi on behalf of U.S. and foreign-domiciled entities (primarily financial institutions). Amounts in the table are stated in millions of payment instructions processed.

(f) 1Q25 is preliminary.

Services

Services revenues of $4.9 billion were up 3%(5), driven by growth in Treasury and Trade Solutions (TTS), which continued to gain market share. Net interest income increased 5%, driven by higher deposit spreads as well as an increase in deposit and loan balances. Non-interest revenue declined 4%, driven by a decline in Securities Services due to the absence of certain episodic fees in the prior-year period, higher revenue share and the impact of FX in both TTS and Securities Services, partially offset by the benefit of continued strength in underlying fee drivers across the business, particularly U.S. dollar clearing volume, cross border transaction value and assets under custody and administration.

Treasury and Trade Solutions revenues of $3.6 billion were up 4%, driven by a 5% increase in net interest income, partially offset by a 2% decrease in non-interest revenue. The increase in net interest income was driven by higher deposit spreads as well as an increase in deposit and loan balances, partially offset by the impact of FX. The decrease in non-interest revenue was driven by the impact of higher revenue share and FX, primarily offset by an increase in cross border transaction value of 5%, an increase in U.S. dollar clearing volume of 8% and an increase in commercial card spend volume of 2%.

Securities Services revenues of $1.2 billion were unchanged, driven by a 6% decrease in non-interest revenue, offset by a 7% increase in net interest income, driven by higher deposit balances. The decrease in non-interest revenue was driven by the absence of certain episodic fees in the prior-year period, along with the impact of FX and higher revenue share, partially offset by increases in assets under custody and administration.

Services operating expenses of $2.6 billion decreased 3%, largely driven by lower deposit insurance costs, severance and legal expenses.

Services cost of credit was $51 million, compared to $64 million in the prior-year period.

Services net income of $1.6 billion increased 7%, driven by the higher revenues, the lower expenses and the lower cost of credit.

Markets ($ in millions, except as otherwise noted)	1Q’25	4Q’24	1Q’24	QoQ%	YoY%

Rates and currencies	3,048	2,421	2,800	26%	9%
Spread products / other fixed income	1,429	1,057	1,330	35%	7%
Fixed Income markets	4,477	3,478	4,130	29%	8%
Equity markets	1,509	1,098	1,227	37%	23%
Total Markets revenues(a)	5,986	4,576	5,357	31%	12%

Total operating expenses	3,468	3,174	3,384	9%	2%

Net credit losses	142	-	78	NM	82%
Net ACL build / (release)(b)	57	136	119	(58)%	(52)%
Other provisions(c)	2	(2)	2	NM	-
Total cost of credit	201	134	199	50%	1%

Net income	$1,782	$1,009	$1,406	77%	27%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(d)	50	54	54	(7)%	(7)%
RoTCE(d)	14.3%	7.4%	10.5%	690 bps	380 bps
Average trading account assets	476	449	408	6%	17%
Average Loans	128	122	120	5%	7%
Average VaR ($ in MM)(e)	118	118	154	-	(23)%

(a) Markets includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE to Citi's total average TCE and Citi's total average stockholders' equity.

(e) VaR estimates, at a 99% confidence level, the potential decline in the value of a position or a portfolio under normal market conditions assuming a one-day holding period. VaR statistics, which are based on historical data, can be materially different across firms due to differences in portfolio composition, VaR methodologies and model parameters.

Markets

Markets revenues of $6.0 billion increased 12%, driven by growth in both Fixed Income and Equity markets revenues.

Fixed Income markets revenues of $4.5 billion increased 8%, driven by growth across rates and currencies as well as spread products and other fixed income. Rates and currencies increased 9%, largely driven by increased client activity. Spread products and other fixed income increased 7%, driven by higher client activity and loan growth, mainly in spread products.

Equity markets revenues of $1.5 billion increased 23%, primarily driven by equity derivatives, on increased market volatility and higher client activity, and momentum in prime services, with prime balances(9) up approximately 16%.

Markets operating expenses of $3.5 billion increased 2%, driven by higher volume and other revenue-related expenses.

Markets cost of credit was $201 million, compared to $199 million in the prior-year period, partially driven by higher net credit losses, mainly related to spread products, offset by a lower net ACL build.

Markets net income was $1.8 billion, compared to a net income of $1.4 billion in the prior-year period, driven by the higher revenues, partially offset by the higher expenses.

Banking ($ in millions, except as otherwise noted)	1Q’25	4Q’24	1Q’24	QoQ%	YoY%

Investment Banking	1,035	925	925	12%	12%
Corporate Lending(a)	903	322	915	180%	(1)%
Total Banking revenues(a)(b)	1,938	1,247	1,840	55%	5%
Gain / (loss) on loan hedges(a)	14	(6)	(104)	NM	NM
Total Banking revenues including gain/(loss) on loan hedges(a)	1,952	1,241	1,736	57%	12%

Total operating expenses	1,034	1,051	1,179	(2)%	(12)%
Net credit losses	34	7	66	386%	(48)%
Net ACL build / (release)(c)	185	(204)	(185)	NM	NM
Other provisions(d)	(5)	(43)	(10)	88%	50%
Total cost of credit	214	(240)	(129)	NM	NM

Net income	$543	$356	$524	53%	4%

Banking Key Statistics and Metrics
Allocated Average TCE(e) ($B)	21	22	22	(6)%	(6)%
RoTCE(e)	10.7%	6.5%	9.7%	420 bps	100 bps
Average loans ($B)	82	84	89	(2)%	(8)%

Advisory	424	353	230	20%	84%
Equity underwriting	127	214	171	(41)%	(26)%
Debt underwriting	553	384	571	44%	(3)%
Investment Banking fees	1,104	951	972	16%	14%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 10.

(b) Banking includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and HTM debt securities.

(e) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE to Citi's total average TCE and Citi's total average stockholders' equity.

Banking

Banking revenues of $2.0 billion increased 12%, driven by growth in Investment Banking as well as the impact of mark-to-market on loan hedges, partially offset by a decline in Corporate Lending, excluding mark-to-market on loan hedges(10).

Investment Banking revenues of $1.0 billion increased 12%, driven by an increase in Investment Banking fees of 14%, driven by growth in Advisory, partially offset by declines in Equity Capital Markets (ECM) and Debt Capital Markets (DCM). Advisory fees increased 84%, as the business gained wallet share overall and across numerous sectors. ECM fees were down 26% amid a decline in the market wallet for follow-ons and convertibles. DCM fees were down 3% compared to a strong prior-year performance.

Corporate Lending revenues of $903 million, excluding mark-to-market on loan hedges(10), decreased 1%, driven by the impact of lower loan balances and higher recoveries in the prior-year period, primarily offset by higher revenue share.

Banking operating expenses of $1.0 billion decreased 12%, largely driven by lower compensation, reflecting the benefits of prior repositioning actions.

Banking cost of credit was $214 million, compared to a benefit of $(129) million in the prior-year period, driven by a net ACL build related to deterioration in the macroeconomic outlook in the current quarter, compared to an ACL release in the prior-year period, partially offset by lower net credit losses.

Banking net income of $543 million increased 4%, driven by the higher revenue and the lower expenses, offset by the higher cost of credit.

Wealth ($ in millions, except as otherwise noted)	1Q’25	4Q’24	1Q’24	QoQ%	YoY%

Private Bank	664	590	571	13%	16%
Wealth at Work	268	256	181	5%	48%
Citigold	1,164	1,148	935	1%	24%
Total revenues, net of interest expense	2,096	1,994	1,687	5%	24%

Total operating expenses	1,639	1,561	1,636	5%	-

Net credit losses	38	30	29	27%	31%
Net ACL build / (release)(a)	60	(11)	(198)	NM	NM
Other provisions(b)	-	1	(1)	(100)%	100%
Total cost of credit	98	20	(170)	390%	NM

Net income	$284	$334	$175	(15)%	62%

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	12	13	13	(7)%	(7)%
RoTCE(c)	9.4%	10.1%	5.3%	(70) bps	410 bps

Loans	147	148	149	-	(1)%
Deposits	309	313	320	(1)%	(4)%
Client investment assets(d)	595	587	514	1%	16%
EOP client balances	1,051	1,048	983	-	7%

Note: Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the first quarter 2025, for all periods presented (see Footnote 8). Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE to Citi's total average TCE and Citi's total average stockholders' equity.

(d) Includes assets under management, and trust and custody assets. 1Q25 Client investment assets are preliminary.

Wealth

Wealth revenues of $2.1 billion increased 24%, driven by growth across Citigold, the Private Bank and Wealth at Work. Net interest income of $1.3 billion increased 30%, driven by growth in deposit spreads, partially offset by lower deposit balances. Non-interest revenue of $822 million increased 16%, primarily driven by growth in investment fee revenues, with client investment assets up 16%.

Private Bank revenues of $664 million increased 16%, primarily driven by higher deposit spreads and higher investment fee revenues, partially offset by lower deposit balances.

Wealth at Work revenues of $268 million increased 48%, driven by higher deposit spreads, higher lending revenues and higher investment fee revenues.

Citigold revenues of $1.2 billion increased 24%, driven by higher deposit spreads, higher investment fee revenues and higher lending revenues, partially offset by lower deposit balances. The decrease in deposit balances reflected a shift in deposits to higher-yielding investments on Citi’s Wealth platform and other operating outflows, primarily offset by the deposit impact from client transfers from USPB(11).

Wealth operating expenses of $1.6 billion were unchanged from the prior-year period, driven by benefits from prior repositioning actions as well as lower technology expenses, offset by higher revenue-related expenses and higher severance.

Wealth cost of credit was $98 million, compared to a benefit of $(170) million in the prior-year period, driven by a net ACL build related to deterioration in the macroeconomic outlook in the current quarter, compared to an ACL release in the prior-year period, and higher net credit losses.

Wealth net income was $284 million, compared to $175 million in the prior-year period, driven by the higher revenues, largely offset by the higher cost of credit.

USPB ($ in millions, except as otherwise noted)	1Q’25	4Q’24	1Q’24	QoQ%	YoY%

Branded Cards	2,892	2,806	2,652	3%	9%
Retail Services	1,675	1,741	1,890	(4)%	(11)%
Retail Banking	661	603	567	10%	17%
Total revenues, net of interest expense	5,228	5,150	5,109	2%	2%

Total operating expenses	2,442	2,465	2,450	(1)%	-

Net credit losses	1,983	1,920	1,864	3%	6%
Net ACL build / (release)(a)	(171)	246	337	NM	NM
Other provisions(b)	(1)	4	3	NM	NM
Total cost of credit	1,811	2,170	2,204	(17)%	(18)%

Net income	$745	$392	$347	90%	115%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	23	25	25	(7)%	(7)%
RoTCE(c)	12.9%	6.2%	5.5%	670 bps	740 bps
Average loans	216	216	204	-	6%
Average deposits	89	86	100	3%	(11)%
US credit card average loans	164	165	159	-	3%
US credit card spend volume	144	161	141	(10)%	2%
New credit cards account acquisitions (in thousands)	2,840	3,520	2,828	(19)%	-

Note: Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the first quarter 2025, for all periods presented (see Footnote 8). Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans.

(b) Includes provisions on policyholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE to Citi's total average TCE and Citi's total average stockholders' equity.

U.S. Personal Banking (USPB)(12)

USPB revenues of $5.2 billion increased 2%, driven by growth in Branded Cards and Retail Banking, largely offset by a decline in Retail Services. Net interest income increased 6%, driven by loan growth in Branded Cards as well as higher deposit spreads in Retail Banking. Non-interest revenue decreased 168%, primarily driven by higher partner payment accruals in Retail Services.

Branded Cards revenues of $2.9 billion increased 9%, partially driven by interest-earning balance growth of 8% and higher card spend volume, up 3%.

Retail Services revenues of $1.7 billion decreased 11%, primarily driven by higher partner payment accruals.

Retail Banking revenues of $661 million increased 17%, driven by the impact of higher deposit spreads, largely offset by the deposit impact from the client transfers to Wealth(11).

USPB operating expenses of $2.4 billion were unchanged from the prior-year period, driven by continued productivity savings, offset by higher advertising and marketing as well as legal expenses.

USPB cost of credit was $1.8 billion, compared to $2.2 billion in the prior-year period. The decrease was driven by a net ACL release in the current quarter, reflecting both a decline in card balances, and also an ACL build related to changes in portfolio composition and deterioration in the macroeconomic outlook. This compared to an ACL build in the prior-year period due to portfolio mix changes. This change in ACL was partially offset by higher net credit losses in the card portfolios.

USPB net income of $745 million increased 115%, driven by the lower cost of credit and the higher revenues.

All Other (Managed Basis) (a) (b) ($ in millions, except as otherwise noted)	1Q’25	4Q’24	1Q’24	QoQ%	YoY%

Legacy Franchises (managed basis)	1,621	1,563	1,819	4%	(11)%
Corporate / Other	(176)	(228)	557	23%	NM
Total revenues	1,445	1,335	2,376	8%	(39)%

Total operating expenses	2,224	2,162	2,685	3%	(17)%

Net credit losses	256	257	249	-	3%
Net ACL build / (release)(c)	72	111	(98)	(35)%	NM
Other provisions(d)	31	29	35	7%	(11)%
Total cost of credit	359	397	186	(10)%	93%

Net (loss)	$(870)	$(1,070)	$(477)	19%	(82)%

All Other Key Statistics and Metrics ($B)
Allocated Average TCE(e)	38	30	26	28%	48%

Note: Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period’s presentation effective as of the first quarter 2025, for all periods presented (see Footnote 8). Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi's divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking, small business and middle-market banking within Legacy Franchises. For additional information, please refer to Footnote 13.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and policyholder benefits and claims.

(e) TCE is a non-GAAP financial measure. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE.

All Other (Managed Basis)(13)

All Other (managed basis) revenues of $1.4 billion decreased 39%, driven by lower net interest income and the impact of mark-to-market valuation changes on certain investments in Corporate/Other as well as lower revenue related to wind-down and exit markets and the impact of Mexican peso depreciation.

Legacy Franchises (managed basis)(13) revenues of $1.6 billion decreased 11%, driven by lower revenue related to closed exits and wind-downs and the impact of the Mexican peso depreciation.

Corporate/Other revenues of $(176) million decreased from $557 million in the prior-year period, largely driven by lower net interest income and the impact of mark-to-market valuation changes on certain investments.

All Other (managed basis) expenses of $2.2 billion decreased 17%, driven by a smaller FDIC special assessment and the absence of a restructuring charge versus the prior-year period, as well as the reduction from wind-down and exit markets and the impact of the Mexican peso depreciation.

All Other (managed basis) cost of credit was $359 million, compared to $186 million in the prior-year period, driven by a net ACL build related to deterioration in the macroeconomic outlook in the current quarter, and higher net credit losses in the consumer loan portfolio in Mexico.

All Other (managed basis) net loss was $(870) million, compared to $(477) million in the prior-year period, driven by the lower revenues and the higher cost of credit, partially offset by the lower expenses.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/CITI1Q25.cfm

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2025 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | X: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: (i) macroeconomic, geopolitical, and other challenges and uncertainties, including those related to actual or potential policies and actions from the new U.S. administration, such as tariffs, and reciprocal actions by other countries or regions, significant volatility and disruptions in financial markets, a resurgence of inflation, increases in unemployment rates, increases in interest rates and slowing economic growth or recession in the U.S. and other countries or regions; (ii) the execution and efficacy of Citi’s priorities regarding its simplification, transformation and enhanced business performance, including those related to revenue, net interest income, expense and capital-related expectations; (iii) a deterioration in business and consumer confidence and spending, including lower credit card spend and loan growth, as well as lower than expected interest rates; (iv) changes in regulatory capital requirements, interpretations or rules; and (v) the precautionary statements included in this release. These factors also consist of those contained in Citigroup's filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2024 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($ in millions)	1Q’25	4Q’24	1Q’24

Net Income	$4,064	$2,856	$3,371
Less:
Preferred Dividends	269	256	279
Net Income (Loss) to Common Shareholders	$3,795	$2,600	$3,092

Average Common Equity	$191,794	$191,624	$188,001
Less:
Average Goodwill and Intangibles	22,474	22,981	23,335
Average Tangible Common Equity (TCE)	$169,320	$168,643	$164,666

ROCE	8.0%	5.4%	6.6%

RoTCE	9.1%	6.1%	7.6%

Appendix B

Citigroup ($ in millions)	1Q'25	1Q'24	% Δ YoY

Total Citigroup Revenues - As Reported	$21,596	$21,016	3%
Less:
Total Divestiture-related Impact on Revenues	-	(12)
Total Citigroup Revenues, Excluding Total Divestiture-related Impact	$21,596	$21,028	3%

Total Citigroup Operating Expenses - As Reported	$13,425	$14,107	(5)%
Less:
Total Divestiture-related Impact on Operating Expenses	34	110
FDIC special assessment Impact on Operating Expenses	20	251
Total Citigroup Operating Expenses, Excluding Total Divestiture-related and FDIC special assessment Impact	$13,371	$13,746	(3)%

Appendix C (a)

All Other ($ in millions)	1Q’25	4Q’24	1Q’24	% Δ QoQ	% Δ YoY

All Other Revenues, Managed Basis	$1,445	$1,335	$2,376	8%	(39)%
Add:
All Other Divestiture-related Impact on Revenue	-	4	(12)
All Other Revenues (U.S. GAAP)	$1,445	$1,339	$2,364	8%	(39)%

All Other Operating Expenses, Managed Basis	$2,224	$2,162	$2,685	3%	(17)%
Add:
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	34	56	110
All Other Operating Expenses (U.S. GAAP)	$2,258	$2,218	$2,795	2%	(19)%

All Other Cost of Credit, Managed Basis	$359	$397	$186	(10)%	93%
Add:
All Other Divestiture-related Impact on Net credit losses	-	-	11
All Other Divestiture-related Impact on Net ACL build / (release)(e)	(11)	-	-
All Other Divestiture-related Impact on Other provisions(f)	-	-	-
All Other Citigroup Cost of Credit (U.S. GAAP)	$348	$397	$197	(12)%	77%

All Other Net Income (Loss), Managed Basis	$(870)	$(1,070)	$(477)	19%	(82)%
Add:
All Other Divestiture-related Impact on Revenue	-	4	(12)
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	(34)	(56)	(110)
All Other Divestiture-related Impact on Cost of Credit(e)(f)	11	-	(11)
All Other Divestiture-related Impact on Taxes(b)(c)(d)	8	16	39
All Other Net Income (Loss) (U.S. GAAP)	$(885)	$(1,106)	$(571)	20%	(55)%

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other—Legacy Franchises on a managed basis.

(b) 1Q24 includes approximately $110 million in operating expenses (approximately $77 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.

(c) 4Q24 includes approximately $56 million in operating expenses (approximately $39 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi's Annual Report on Form 10-K for the year ended December 31, 2024.

(d) 1Q25 includes approximately $34 million in operating expenses (approximately $23 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets.

(e) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(f) Includes provisions for policyholder benefits and claims and other assets.

Appendix D

($ in millions)	1Q’25(a)	4Q’24	1Q’24

Citigroup Common Stockholders’ Equity(b)	$194,125	$190,815	$189,059
Add: Qualifying noncontrolling interests	192	186	159
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(c)	-	757	757
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(213)	(220)	(914)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(32)	(910)	(1,031)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(d)	18,122	17,994	18,647
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,291	3,357	3,258
Defined benefit pension plan net assets and other	1,532	1,504	1,386
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(e)	11,517	11,628	11,936
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(e)(f)	4,261	3,042	3,551

Common Equity Tier 1 Capital (CET1)	$155,839	$155,363	$153,142

Risk-Weighted Assets (RWA)(c)	$1,158,806	$1,139,988	$1,138,546

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(c)	13.4%	13.6%	13.5%

Note: Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.

(a) Preliminary.

(b) Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(c) Please refer to Footnote 2 at the end of this press release for additional information.

(d) Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(e) Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from temporary differences (future deductions) that are deducted from CET1 Capital exceeding the 10% limitation.

(f) Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix E

($ in millions)	1Q’25(a)	4Q’24	1Q’24

Common Equity Tier 1 Capital (CET1)(b)	$155,839	$155,363	$153,142

Additional Tier 1 Capital (AT1)(c)	19,675	19,164	18,923

Total Tier 1 Capital (T1C) (CET1 + AT1)	$175,514	$174,527	$172,065

Total Leverage Exposure (TLE)(b)	$3,039,006	$2,985,418	$2,948,323

Supplementary Leverage Ratio (T1C / TLE)(b)	5.8%	5.8%	5.8%

(a) Preliminary.

(b) Please refer to Footnote 2 at the end of this press release for additional information.

(c) Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix F

($ and shares in millions)	1Q’25(a)	4Q’24	1Q’24

Common Stockholders’ Equity	$194,058	$190,748	$188,985

Less:

Goodwill	19,422	19,300	20,042

Intangible Assets (other than MSRs)	3,679	3,734	3,636

Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	16	16	-

Tangible Common Equity (TCE)	$170,941	$167,698	$165,307

Common Shares Outstanding (CSO)	1,867.7	1,877.1	1,907.4

Tangible Book Value Per Share	$91.52	$89.34	$86.67

(a) Preliminary.

Appendix G

Banking ($ in millions)	1Q’25	4Q’24	1Q’24	% Δ QoQ	% Δ YoY

Corporate Lending Revenues - As Reported	$917	$316	$811	190%	13%

Less:

Gain/(loss) on loan hedges(a)	14	(6)	(104)	NM	NM

Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$903	$322	$915	180%	(1)%

(a) Please refer to Footnote 10 at the end of this press release for additional information.

Appendix H

($ in billions)	1Q’25	4Q’24	1Q’24

Average Tangible Common Equity (TCE)
Services	24.7	24.9	24.9
Markets	50.4	54.0	54.0
Banking	20.6	21.8	21.8
Wealth	12.3	13.2	13.2
USPB	23.4	25.2	25.2
All Other	37.9	29.5	25.6
Total Citigroup Average TCE	$169.3	$168.6	$164.7
Plus:
Average Goodwill	18.8	19.4	19.6
Average Intangible Assets (other than MSRs)	3.7	3.6	3.7
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	-	-	-
Total Citigroup Average Common Stockholders’ Equity	$191.8	$191.6	$188.0

(1) Ratios as of March 31, 2025 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. See Appendix F for a reconciliation of common equity to TCE. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix H.

(2) Ratios as of March 31, 2025 are preliminary. Commencing January 1, 2025, the capital effects resulting from adoption of the Current Expected Credit Losses (CECL) methodology have been fully reflected in Citi's regulatory capital. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2024 Annual Report on Form 10-K.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D. For the composition of Citigroup’s SLR, see Appendix E.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. See Appendix F for a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share.

(5) In the first quarter 2025, Citigroup’s and Services’ reported revenue included $(51) million and $(36) million, respectively, from the impact of the currency devaluation in Argentina.

(6) Citigroup’s revenues excluding divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendices B and C.

(7) Citigroup’s expenses excluding the FDIC special assessment and divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendices B and C.

(8) Effective January 1, 2025, certain transaction processing fees paid by Citi, primarily to credit card networks, reported within USPB, Services, Wealth and All Other - Legacy Franchises, which were previously presented within Other operating expense, are presented as contra-revenue within Commissions and fees, reported in non-interest revenue. Prior periods were conformed to reflect this change in presentation.

(9) Prime balances are defined as client’s billable balances where Citigroup provides cash or synthetic prime brokerage services.

(10) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain / (loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the first quarter 2025, gain / (loss) on loan hedges included $14 million related to Corporate Lending, compared to $(104) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix G.

(11) Reflects the impact of the net deposit balance transfers from USPB to Citigold in Wealth of approximately $14 billion over the last 12 months, including approximately $4 billion during the first quarter 2025. These amounts represent the balances at the time client relationships are transferred.

(12) Effective January 1, 2025, USPB changed its reporting for certain installment lending products that were transferred from Retail Banking to Branded Cards and Retail Services to reflect where these products are managed. Prior periods were conformed to reflect this change.

(13) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citigroup’s divestitures of its Asia consumer banking businesses and the planned divestiture of its Mexico consumer banking and small business and middle market banking within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, please refer to Appendix C.